Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation Lizanne Wentz Corporate Communications (484) 595-1500	Sam Brown Inc. (media) Mike Beyer (773) 463-4211 Stern Investor Relations (investors) Lilian Stern (212) 362-1200

ADOLOR CORPORATION APPOINTS THOMAS P. HESS

AS CHIEF FINANCIAL OFFICER

Exton, PA, October 31, 2005 — Adolor Corporation (NASDAQ: ADLR) announced today the appointment of Thomas Hess, CPA as Vice President, Finance and Chief Financial Officer. Mr. Hess will be responsible for financial reporting, financial operations and procurement. Mr. Hess assumes these responsibilities from Michael R. Dougherty, senior vice president and chief operating officer, to whom he will report.

“We are pleased to welcome Tom to our management team,” said Mr. Dougherty. “Tom has solid financial and analytical skills, plus a proven track record for improving efficiency and managing costs. Tom’s expertise will benefit Adolor as we continue to evolve as a true biopharmaceutical company.”

Mr. Hess brings 20 years of financial experience to Adolor, having served most recently as corporate controller at Vicuron Pharmaceuticals, Inc. before Vicuron’s acquisition by Pfizer. Mr. Hess had responsibility for external and internal financial reporting, accounting, expense control and investment management.

Mr. Hess earned a Master of Business Administration in Finance from the University of Pittsburgh and a Bachelor of Science from the Pennsylvania State University.

“I am delighted to join Adolor’s management team,” Mr. Hess stated. “Adolor is at an exciting stage of its development with a portfolio of attractive product opportunities, strong leadership and a solid financial position.”

About Adolor Corporation

Adolor Corporation (NASDAQ: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GSK are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not obtain FDA approval for the new drug application (NDA) for Entereg® in postoperative ileus (POI), whether due to the risk that: Adolor is not be able to provide additional data satisfactory to the FDA to obtain approval for the NDA; the results of Study 314 are not positive; Adolor is not able to justify that the median reduction in time to gastrointestinal (GI) recovery seen in bowel resection patients treated with Entereg® is clinically meaningful; the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308 and 14CL313 to support FDA approval of Entereg®, the results from other clinical trials of Entereg®, including the GlaxoSmithKline Phase 3 Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308 and 14CL313 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that further studies of Entereg® in OBD are not positive; the risk that the results of Study 001 do not support a submission of a marketing approval application for alvimopan in Europe; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg®; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

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